Exhibit 10.1

CONSULTANT AGREEMENT

This Consultant Agreement (“Agreement”) is made effective as of the date last signed below by and between Helicos BioSciences Corporation (“Helicos”), a Delaware corporation with offices at One Kendall Square, Building 700, Cambridge, MA 02139 and Stanley N. Lapidus (“Consultant”) (each a “Party” and together, the “Parties).

WHEREAS, Helicos desires to have general consulting services provided by the Consultant.

Therefore, the Parties agree as follows:

1.         Work Scope.  Consultant shall provide business consulting services based on Consultant’s expertise and knowledge on an independent contractor basis.

2.         Ownership of Work Product.  The work product (“Work Product”) produced by Consultant under this Agreement and all proprietary rights therein shall be and are the property of Helicos.  Consultant will assign and does hereby assign to Helicos all patents, copyrights, trademarks, and trade secrets conceived or first reduced to practice pursuant to this Agreement.  Work Product includes (but is not limited to) inventions, discoveries, compounds, reports, memoranda, drawings, computer programs, devices, models, or other materials of any nature, or information relating to any of the foregoing, which are or were generated in connection with the work scope described in this Agreement.  Consultant will cooperate with Helicos in the enforcement and perfection of Helicos’ rights.

3.         Licenses.  Work Product does not include (a) work performed exclusively on Consultant’s own time, using exclusively his/her own resources, which does not utilize any knowledge or skill gained while performing the services required under this Agreement for Helicos, or (b) pre-existing technology owned by Consultant prior to the effective date of this Agreement.  However, Consultant hereby grants a non-exclusive, worldwide, royalty free right to make, have made, use, sell, offer to sell, import, lease, distribute, reproduce, modify, display, perform and disclose such technology in association with the Work Product.

4.         Compensation.  Helicos will pay Consultant $7,000.00 per month.  Helicos will issue Consultant a parking pass for use at the Company’s parking facility.

5.         Consultant’s Contact.  Consultant will work with and will receive instructions from Helicos through the Chief Executive Officer.

6.         Confidentiality

A.        Obligation to Hold Proprietary Information in Confidence.  Both Parties understand that certain information Consultant may receive from Helicos, or that Consultant may develop under this Agreement, will be Proprietary Information to Helicos.  Such information includes but is not limited to (i) the fact that Helicos is conducting research in any particular area or intends to develop or market any product; (ii) the terms of this Agreement or any agreement Helicos may have (or may be negotiating) with any third party; (iii) non-public information concerning the business or finances of Helicos; and (iv) any other information the disclosure of which might harm or destroy a competitive advantage of Helicos (all of (i) through (iv) shall be referred to as “Proprietary Information”).  Consultant shall not, either during or subsequent to the term of this Agreement, directly or indirectly, disclose any Proprietary Information of Helicos, nor shall Consultant copy or use any Proprietary Information, except for the purpose of carrying out this Agreement.  Consultant shall not, either during or subsequent to the term of this Agreement, directly or indirectly publish any such information without prior written authorization from Helicos.  Consultant shall not perform services for direct competitors of Helicos during the term or after the termination of this Agreement, that would require the use of any trade secrets and/or confidential or proprietary information of Helicos.  Consultant understands and agrees that his/her obligation to hold the proprietary information of Helicos confidence survives the termination of this Agreement.

B.        Termination.  Either Party may terminate this Agreement upon thirty (30) days prior written notice. Upon termination of this Agreement for any reason, Consultant shall immediately deliver to Helicos all written documentation, including all copies, concerning Proprietary Information, shall make no further use of such information, and shall make reasonable efforts to assure no further use of such information by Consultant’s employees, agents or contractors.

C.        Release of Burden to Hold Information Confidential.  This Agreement shall impose no obligation upon Consultant with respect to any information which (i) the Consultant is authorized by Helicos in writing to disclose; (ii) becomes publicly available through no fault or omission on Consultant’s part; (iii) is subsequently rightfully furnished to the Consultant by a third party without restriction on disclosure; or (iv) is rightfully known by Consultant as shown by written records in existence at the time of receiving such information.

7.         Independent Contractor.  Consultant acknowledges that he/she is being retained by Helicos only for the limited services set forth in this Agreement.  Consultant shall at all times operate as and have the status of an independent contractor and shall not act as or be an agent or employee of Helicos.  As such, Consultant acknowledges the terms and conditions of his/her independent contractor relationship with Helicos will include the following:

A.        Consultant understands that Consultant is not authorized to incur any expenses on behalf of Helicos without the prior consent of the Chief Executive Officer of the Company.  Consultant shall be reimbursed for all reasonable traveling, hotel, and other expenses properly incurred by him in the performance of his duties under this Agreement in accordance with Company policy, subject to the Consultant having delivered to the Company such forms and vouchers or other evidence of actual payment of such expenses as the Company may from time to time require.  The decision of the Company as to what constitutes reasonable expenses shall be conclusive and shall be determined by the Company’s Chief Executive Officer.

B.        Consultant shall not subcontract or assign this Agreement or any part hereof without Helicos’ prior written consent.  Any such subcontract or assignment without such consent shall be void.

8.         Miscellaneous

A.        This Agreement, together with all exhibits hereto, constitutes the entire agreement of the Parties and supersedes any prior or contemporaneous oral or written agreements or understandings between the Parties.  Consultant represents that in entering into this Agreement Consultant has not relied on any previous oral or implied representations, inducements or understandings of any kind or nature.  Notwithstanding the foregoing, (a) the Non-Competition and Non-Solicitation Agreement between Consultant and Helicos, dated October 21, 2003, (b) the Employee Non-Disclosure and Developments Agreement between Consultant and Helicos and (c) the Severance and Consulting Services Agreement, dated September 12, 2008, remain in full and effect.

B.        Contractor shall invoice Helicos monthly.  Consultant will maintain true and complete records in connection with the services and all transactions related thereto, and shall permit Helicos to make an audit of all such records.

C.        The following sections shall survive the termination of this Agreement: Sections 2, 3, 6, and 8.

D.        The validity, construction and performance of this Agreement shall be governed by the substantive law of the Commonwealth of Massachusetts, and the United States of America, excluding that body of law related to choice of law.  Any action or proceeding brought to enforce the terms of this Agreement shall be brought in the Commonwealth of Massachusetts located in Boston, Massachusetts (if under State law) or the United States District Court for the District of Massachusetts (if under Federal law).  Consultant consents to personal jurisdiction before such courts.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, the remaining provisions shall remain in full force and effect.  Consultant understands and agrees that the disclosure or improper use of Helicos proprietary information may cause irreparable harm for which there is no adequate remedy at law.

E.         The Parties agree that any and all disputes, claims or controversies arising out of or relating to these Terms and Conditions that are not resolved by mutual agreement shall be submitted to final and binding arbitration before JAMS, or its successor, pursuant to the United States Arbitration Act, 9 U.S.C. Sec. 1 et seq.  The arbitration shall take place in Boston, Massachusetts, unless the Parties otherwise agree in writing.  Within fourteen (14) days thereafter, the arbitrator shall arrive at a final decision, which shall be reduced to writing, signed by the arbitrator, and mailed to each of the Parties and their legal counsel.  All decisions of the arbitrator shall be final, binding and conclusive on the Parties and shall constitute the only method of resolving disputes or matters subject to arbitration pursuant to this Agreement; provided, however, nothing shall prohibit the Parties from seeking injunctive relief and/or other equitable remedies in a court of competent jurisdiction.  The arbitrator or a court of appropriate jurisdiction may issue a writ of execution to enforce the arbitrator’s judgment.  Judgment may be entered upon such a decision in accordance with applicable law in any court having jurisdiction thereof.

F.         No waiver, amendment or modification of any provisions of this Agreement shall be effective unless in writing and signed by the Party against whom such waiver, amendment or modification is sought to be enforced.  No failure or delay by either Party is exercising any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy.

G.        The headings contained herein are for the convenience of reference only and are not intended to define, limit, expand, or describe the scope of intent of any Section or other provision in this Agreement.

H.        The Consultant has had an opportunity to review this Agreement.

This Agreement will be effective as of the date first signed below.

Consultant:

By:	/s/ Stanley N. Lapidus

Name:	Stanley N. Lapidus

Date:	December 5, 2008

Helicos BioSciences Corporation

By:	/s/ Ron Lowy

Name:	Ron Lowy

Title:	CEO

Date:	December 5, 2008